Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 22, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Viper Energy, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Viper Energy, Inc. on Form S-3 ASR (File No. 333-275471) and Form S-8, as amended by Post-Effective Amendment No. 1 on Form S-8 POS (File No. 333-196971).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 22, 2024